As filed with the Securities and Exchange Commission on August 5, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Quad/Graphics, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1152983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

N61 W23044 Harry’s Way
Sussex, Wisconsin	53089-3995
(Address of principal executive offices)	(Zip code)

Quad/Graphics, Inc. 2020 Omnibus Incentive Plan
(Full title of the plan)

Jennifer J. Kent	Copy to:
Executive Vice President of Administration, General Counsel and Secretary
Quad/Graphics, Inc.	Russell E. Ryba
N61 W23044 Harry’s Way	Foley & Lardner LLP
Sussex, Wisconsin 53089-3995	777 East Wisconsin Avenue
(414) 566-4179	Milwaukee, Wisconsin 53202-5306
(Name, address and telephone number, including area code, of agent for service)	(414) 297-5668
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.025 per share	3,000,000 shares	$3.1937	$9,581,100	$1,243.63
______________________________
(1)In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Class A Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on July 31, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by Quad/Graphics, Inc. (hereinafter referred to as the “Company”) are hereby incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

(c) The Company’s Current Reports on Form 8-K filed on May 21, 2020 and July 6, 2020.

(d) The description of the Company’s Class A Common Stock (the “Class A Common Stock”) contained in the Company’s Registration Statement on Form 8-A (File No. 001-34806) filed with the Commission on July 1, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Class A Common Stock offered by this Registration Statement will be passed upon for the Company by Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Jay O. Rothman, who is Chairman and Chief Executive Officer of, and a partner in, Foley & Lardner LLP, is a director of the Company. As of July 31, 2020, Mr. Rothman owns 47,150 shares of Class A Common Stock, which includes 43,450 shares attributable to deferred stock units that could be received within 60 days of such date.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Wisconsin Business Corporation Law and the Bylaws of the Company, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the officer or director is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should also be noted that the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf of the Company or its shareholders for certain breaches or failures to perform any duty resulting solely from their status as directors or officers except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

Expenses for the defense of any action for which indemnification may be available are required to be advanced by the Company under certain circumstances.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company’s former, current or future directors or officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

(4.1)
Amended and Restated Articles of Incorporation of Quad/Graphics, Inc., as amended through May 23, 2019 (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K dated May 20, 2019 and filed on May 24, 2019).

(4.2)
Amended Bylaws of Quad/Graphics, Inc., as amended through May 15, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated May 15, 2017 and filed on May 18, 2017).

(4.3)	Quad/Graphics, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 8, 2020).

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

(24)	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Sussex, State of Wisconsin, as of August 5, 2020.

QUAD/GRAPHICS, INC.

By:	/s/ J. Joel Quadracci
J. Joel Quadracci
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of August 5, 2020. Each person whose signature appears below constitutes and appoints J. Joel Quadracci, David J. Honan and Jennifer J. Kent, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name as a director of Quad/Graphics, Inc. to any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ J. Joel Quadracci	Chairman, President and Chief Executive Officer
J. Joel Quadracci	(Principal Executive Officer)

/s/ David J. Honan	Executive Vice President and Chief Financial Officer
David J. Honan	(Principal Financial Officer)

/s/ Anne M. Bauer	Executive Director and Chief Accounting Officer
Anne M. Bauer	(Principal Accounting Officer)
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Signature	Title

/s/ Mark A. Angelson	Director
Mark A. Angelson

/s/ Douglas P. Buth	Director
Douglas P. Buth

Director
Kathryn Quadracci Flores

/s/ John C. Fowler	Director
John C. Fowler

/s/ Stephen M. Fuller	Director
Stephen M. Fuller

Director
Christopher B. Harned

/s/ Jay O. Rothman	Director
Jay O. Rothman

/s/ John S. Shiely	Director
John S. Shiely

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